Exhibit 4.6

SECOND SUPPLEMENTAL INDENTURE
THIS SECOND SUPPLEMENTAL INDENTURE dated as of March 13, 2015 (this “Second Supplemental Indenture”) is by and among NorthStar Realty Finance Corp., a Maryland Corporation (the “Predecessor Company”), NorthStar Realty Finance Limited Partnership, a Delaware limited partnership (the “Successor Company”), and The Bank of New York Mellon Trust Company, N.A., as Trustee under the Indenture referred to below.
PRELIMINARY STATEMENTS
WHEREAS, the Predecessor Company and the Trustee, as successor trustee to JPMorgan Chase Bank, National Association, are parties to that certain Indenture, dated as of November 22, 2005 (the “Original Indenture”) and that certain First Supplemental Indenture, dated as of June 30, 2014 (the “First Supplemental Indenture” and together with the Original Indenture and this Second Supplemental Indenture, as supplemented and amended, the “Indenture”), relating to the issuance of the Predecessor Company’s Junior Subordinated Notes issued in connection with the NorthStar Realty Finance Trust III (the “Securities”);
WHEREAS, the Predecessor Company is transferring its assets substantially as an entirety to the Successor Company (the “Asset Transfer”);
WHEREAS, Sections 8.1, 8.2 and 9.1 of the Indenture authorize the Successor Company and the Trustee, without the consent of any Holder, to enter into a supplemental indenture to evidence the Successor Company’s succession to the Predecessor Company as Issuer and the assumption by the Successor Company of the covenants of the Predecessor Company as Issuer contained in the Indenture;
WHEREAS, the Board of Directors of the Predecessor Company in its capacity as general partner of the Successor Company has authorized the Successor Company to enter into this Second Supplemental Indenture with the Trustee, and the Trustee has received an Officers’ Certificate and an Opinion of Counsel, each containing the statements required by the Indenture to be set forth therein;
NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Predecessor Company, the Successor Company and the Trustee hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01    General. Except as provided herein or unless the context otherwise requires, capitalized terms used but not defined herein shall have the meanings assigned to them in the Original Indenture.

ARTICLE II
AGREEMENT OF THE PARTIES
Section 2.01    Assumption of Obligations; Substitution. (a) Pursuant to, and in compliance and accordance with, Section 8.1 of the Indenture and simultaneously with the effectiveness of the Asset Transfer, the Successor Company hereby expressly assumes the due and punctual payment of the principal of and any premium and interest (including, without limitation, any Additional Interest) on all the Securities and the performance of every covenant of the Indenture on the part of the Predecessor Company as the Company under the Indenture.
(b)    Pursuant to Section 8.2 of the Indenture, the Successor Company shall succeed to and be substituted for, and may exercise every right and power of, the Predecessor Company under the Indenture, with the same effect as if the Successor Company had been named as the Company in the Indenture.
ARTICLE III

AGREEMENT OF PARTIES
Section 3.01    Effectiveness of Construction. This Second Supplemental Indenture shall form a part of the Indenture for all purposes and every Holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby. The Original Indenture, the First Supplemental Indenture and this Second Supplemental Indenture shall henceforth be read and construed together.
Section 3.02    Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Original Indenture shall remain in full force and effect.
Section 3.03    Effect of Headings. The Article and Section Headings herein are for convenience only and shall not affect the construction hereof.
Section 3.04    Benefits of the Indenture. Nothing in this Second Supplemental Indenture, express or implied, shall give to any person other than the parties hereto and their successors hereunder or the Holders of Securities any benefit or any legal or equitable right, remedy or claim under the Original Indenture and the First Supplemental Indenture, as supplemented hereby.
Section 3.05    Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.
Section 3.06    Binding Effect. This Second Supplemental Indenture shall be binding upon the parties hereto and their respective successors and assigns.

Section 3.07    Supplemental Indenture May Be Executed in Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first written above.
NORTHSTAR REALTY FINANCE CORP.

By:    /s/ Ronald J. Lieberman
    Name: Ronald J. Lieberman
    Title: Executive Vice President,
General Counsel & Secretary

NORTHSTAR REALTY FINANCE LIMITED PARTNERSHIP

By: NorthStar Realty Finance Corp., its sole general     partner
By:    /s/ Ronald J. Lieberman
    Name: Ronald J. Lieberman
    Title: Executive Vice President,
General Counsel & Secretary

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:    /s/ Mitchell L. Brumwell
    Name: Mitchell L. Brumwell
    Title: Vice President

Signature Page for the Second Supplemental Indenture to the Junior Subordinated Indenture
Dated November 22, 2005